                                     EXHIBIT 99.1

Ebix Increases Credit Facility to $240 Million
with Addition of TD Bank to Lending Group

ATLANTA, GA - October 14, 2015 - Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance, financial and healthcare industries, today announced the expansion of its existing credit facility from $190.0 million to $240 million, to fund its growth and share repurchase initiatives. The $50.0 million increase in the bank line was the result of members of the existing bank group expanding its share of the credit facility as also the addition of TD Bank, N.A. to the Banking Syndicate, which further diversifies Ebix’s lending group under the credit facility to five participants.

The increase in total commitments was executed under the accordion feature of the credit facility, which allowed for an increase in total commitments under the facility up to $240.0 million, in the aggregate. The credit facility originally closed August 5, 2014 and all other terms remain substantially unchanged.

The syndicated bank group comprises leading financial institutions that include Regions Bank, MUFG Union Bank, N.A., Fifth Third Bank, TD Bank N.A. and Silicon Valley Bank. Regions Capital Markets, a division of Regions Bank, served as Lead Arranger on the transaction.

Robin Raina, President and CEO, Ebix Inc. said, “We are excited to have the support of leading financial institutions like Regions Bank, MUFG Union Bank, Fifth Third Bank, Silicon Valley Bank and now TD Bank towards funding our future growth and share repurchase initiatives. We were able to get the credit line increased by $50 million with only one new bank being needed to fund this. That by itself is a testament to the strength of our existing bank group and their continued faith in the fundamental operating and financial strength of Ebix.”

About Ebix, Inc.

A leading international supplier of On-Demand software and E-commerce services to the insurance, financial and healthcare industries, Ebix, Inc., (NASDAQ: EBIX) provides end-to-end solutions ranging from infrastructure exchanges, carrier systems, agency systems and risk compliance solutions to custom software development for all entities involved in the insurance industry.

With 40+ offices across Australia, Brazil, Canada, India, New Zealand, Singapore, the US and the UK, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company’s website at www.ebix.com.

CONTACT:
Aaron Tikkoo - 678-281-2027 or atikkoo@ebix.com
David Collins, Tanya Kamatu or Chris Eddy, Catalyst Global - 212-924-9800 or ebix@catalyst-ir.com